As filed with the Securities and Exchange Commission on December 3, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PROVIDENCE SERVICE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	86-0845127
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

64 East Broadway Blvd.

Tucson, Arizona 85701

(520) 747-6600

(Address, including zip code, and telephone number including area code, of registrant’s principal executive offices)

Robert E. Wilson

Chief Financial Officer

64 East Broadway Blvd.

Tucson, Arizona 85701

(520) 747-6600

(Name, address, including zip code, and telephone number including area code, of agent for service)

with a copy to:

Elizabeth H. Noe

Paul Hastings LLP

1170 Peachtree St. NE

Suite 100

Atlanta, Georgia 30309

(404) 815-2287

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Rights to purchase Series A Convertible Preferred Stock	(1)	—	—	(2)
Series A Convertible Preferred Stock	655,000 shares	$100.00	$65,500,000(3)	$7,612
Shares of common stock issuable upon conversion of Series A Convertible Preferred Stock	(4)	—	—	(4)
Total Registration Fee				$7,612

(1)	Evidencing the rights to subscribe for 655,000 shares of Series A Convertible Preferred Stock.
(2)	The rights are being issued for no consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable.
(3)	Represents the gross proceeds from the assumed exercise of all rights issued.
(4)	The shares of common stock that are being registered include such indeterminate number of shares of common stock, if any, that may be issued upon conversion of the Series A Convertible Preferred Stock registered hereunder, which shares are not subject to an additional fee pursuant to Rule 457(i) of the Securities Act. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with the anti-dilution provisions or stock splits, stock dividends, recapitalizations or similar events.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 3, 2014

PROSPECTUS

THE PROVIDENCE SERVICE CORPORATION

Rights to Purchase up to

655,000 Shares of 5.5%/8.5% Series A Convertible Preferred Stock at

$100.00 per Share

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase up to an aggregate of 655,000 shares of 5.5%/8.5% Series A Convertible Preferred Stock, par value $0.001 per share. The shares of convertible preferred stock will be convertible into shares of common stock at a conversion price of $39.88 per share, subject to adjustment upon the occurrence of certain events.

You will receive [            ] subscription rights for each share of common stock owned at 5:00 p.m., New York City time, on [                    ], 2014, subject to adjustments to eliminate fractional rights. The proceeds from this rights offering will be used for the repayment of a 14.0% subordinated unsecured note that we issued to certain affiliates of our largest beneficial stockholder, Coliseum Capital Management, LLC (“Coliseum”), in order to finance, in part, the acquisition of CCHN Group Holdings, Inc. on October 23, 2014. We expect the total purchase price of convertible preferred stock in this rights offering to be $65,500,000, assuming full participation.

Each whole subscription right will entitle holders of our common stock on the record date, to purchase one share of convertible preferred stock at a subscription price of $100.00 per share. The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on [                    ], 2014, unless extended.

If any subscription rights remain unexercised after the expiration of the rights offering, certain affiliates (the “Standby Purchasers”) of our largest beneficial stockholder, Coliseum, have agreed to purchase, at the subscription price, in a private transaction separate from the rights offering, any and all shares of convertible preferred stock not subscribed for by our stockholders pursuant to the exercise of their subscription rights. Christopher Shackelton, who serves on our board of directors, is also a Managing Partner at Coliseum. In exchange for their commitment to purchase any and all unsubscribed shares of convertible preferred stock following the expiration of the rights offering, we paid the Standby Purchasers an aggregate fee of $2,947,500 on October 23, 2014. In addition, the Standby Purchasers have the additional right, exercisable within 30 days following the completion of the rights offering, to purchase an additional 150,000 shares of convertible preferred stock at a price per share equal to 105% of the subscription price (which is equal to $105 per share). Coliseum and certain of the Standby Purchasers are current stockholders, and Coliseum has informed us that it and its applicable affiliates will exercise their subscription rights, but has made no formal binding commitment to do so. In light of the Standby Purchasers’ commitment we anticipate we will receive $65,500,000 in proceeds (before expenses) from the offering and assuming the Standby Purchasers exercise their right to purchase additional shares of convertible preferred stock, we anticipate that we will receive a total of $81,250,000 in proceeds (before expenses) from the offering and the option exercise.

We may pay noncumulative cash dividends on each share of convertible preferred stock at a rate of five and one-half percent (5.5%) per annum on the liquidation preference (as defined herein) then in effect (a “cash dividend”). In the event we do not declare and pay a cash dividend, the liquidation preference on the convertible preferred stock will be increased to an amount equal to the liquidation preference in effect at the start of the applicable dividend period, plus an amount equal to such then applicable liquidation preference multiplied by eight and one-half percent (8.5%) per annum (a “PIK dividend”). Cash dividends will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on the first calendar day of the first January, April, July or October following the date of original issuance of the convertible preferred stock, and, if declared, will begin to accrue on the first day of the applicable dividend period. If applicable, the PIK dividend will begin to accrue and be cumulative on the same schedule as set forth above for cash dividends and will also be compounded on each applicable subsequent dividend date.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. Unless our board of directors cancels or terminates the rights offering, all exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred.

We may cancel or terminate the rights offering at any time prior to its expiration upon determination of our board of directors. If we cancel or terminate this offering, we will return your subscription price, but without any payment of interest.

The shares of convertible preferred stock and shares of common stock issuable upon conversion of the convertible preferred stock are being offered directly by us without the services of an underwriter or selling agent.

Shares of our common stock are traded on the The Nasdaq Stock Market (“Nasdaq”) under the symbol “PRSC.” The shares of common stock issuable upon the conversion of the convertible preferred stock will also be listed on Nasdaq under the same symbol. We will not list the subscription rights or the convertible preferred stock on Nasdaq or on any other exchange or market.

Exercising the rights and investing in our shares of convertible preferred stock and our common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 19 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014 and September 30, 2014, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

	Per Share	Aggregate
Subscription Price	$100.00	$65,500,000
Estimated Expenses	$0.98	$643,112
Net Proceeds to Us	$99.02	$64,856,888

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is                     .

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “Providence,” “we,” “us,” and “our” refer to The Providence Service Corporation and its subsidiaries.

You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations and prospects may have changed since that date.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference in this prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of convertible preferred stock and the shares of common stock issuable upon conversion of the convertible preferred stock, and our business.

Exercising the rights and investing in our shares of convertible preferred stock and common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 19 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014 and September 30, 2014, and all other information included or incorporated in this prospectus by reference in its entirety before you decide whether to exercise your rights.

Why are we conducting the rights offering?

On October 23, 2014, we acquired CCHN Group Holdings, Inc., the parent company of Community Care Health Network, Inc. (d/b/a Matrix Medical Network) (the “Matrix Acquisition”), pursuant to an Agreement and Plan of Merger, dated as of September 17, 2014 (the “Merger Agreement”).

Pursuant to the Merger Agreement, we paid at closing a purchase price comprised of a $360.0 million cash payment (before working capital adjustment) and the issuance of 946,723 shares of our common stock (with an aggregate value of $40.0 million, based on the closing price of our common stock on Nasdaq on September 17, 2014). The cash required to complete the Matrix Acquisition and fund certain related expenses was derived from (1) the cash proceeds from a new $250.0 million term loan, (2) the cash proceeds from approximately $23.4 million of borrowings under Providence’s existing revolving credit facility, (3) approximately $48.0 million of cash on hand and (4) the cash proceeds from the issuance of a 14.0% unsecured subordinated note in aggregate principal amount of $65.5 million (the “Note”) to certain affiliates of our largest stockholder, Coliseum. Christopher Shackelton, who serves on Providence’s board of directors, is also a Managing Partner at Coliseum.

The net proceeds of this rights offering, along with the Standby Purchasers’ commitment to purchase, at the subscription price, any and all shares of convertible preferred stock not subscribed for by our stockholders pursuant to the exercise of their subscription rights, will be used to pay off the Note.

In authorizing the issuance of the Note and this rights offering, our board of directors evaluated the financing structure of the Matrix Acquisition, and determined this structure was more favorable to the Company than other alternatives. The benefits included a lower cost of capital, lower interest burden and a higher level of financial flexibility moving forward. Our board of directors also considered:

•	current economic and financial market conditions;

•	analysis from our capital markets structuring advisor;

•	the size and timing of the rights offering;

•	the potential dilution to our current stockholders if they choose not to participate in the offering;

•	alternatives available for raising equity capital;

•	historical and current trading prices for our common stock;

•	the fact that the rights offering could potentially increase the public float for our common stock; and

•	the fact that existing stockholders would have the opportunity to participate on a pro rata basis.

What are we distributing in this rights offering?

We are distributing to holders of our common stock as of 5:00 p.m. New York City time on [                    ], 2014, which we refer to as the “record date,” at no charge, subscription rights to purchase up to an aggregate of 655,000 shares of convertible preferred stock. You will receive [                    ] subscription rights for each share of common stock you owned at 5:00 p.m. New York City time on the record date, subject to adjustments to eliminate fractional rights. The subscription rights will be evidenced by rights certificates.

What is a subscription right?

Each whole right gives our stockholders the opportunity to purchase one share of convertible preferred stock at the subscription price of $100.00 per share. The shares of convertible preferred stock will initially be convertible into shares of common stock at a conversion price of $39.88 per share, which was the closing price of our common stock on the trading day before the completion of the Matrix Acquisition.

How many shares of convertible preferred stock may I purchase if I exercise my subscription rights?

We are granting to you, as a stockholder of record on the record date, [                    ] subscription rights for each share of our common stock you owned at that time. We determined the ratio of rights you will receive per share by dividing $65,500,000 by the subscription price of $100.00 to determine the maximum number of shares of convertible preferred stock to be issued in the rights offering, which is equal to 655,000 shares, and then dividing that number by the number of shares of common stock outstanding on the record date. For example, if you owned 1,000 shares of our common stock on the record date, you were granted [                    ] rights for each share of our common stock you owned at that time, and you would now have the right to purchase [                    ] shares of convertible preferred stock at a price of $100.00 per share, after rounding to eliminate fractional rights. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in the name of a broker, dealer, or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue [                    ] rights to the nominee for each share of our common stock you own on the record date, subject to adjustments to eliminate fractional rights. Each whole right can then be used to purchase one share of convertible preferred stock at the subscription price of $100.00 per share. As in the example above, if you owned 1,000 shares of our common stock on the record date, you have the right to purchase [                    ] shares of convertible preferred stock at a price of $100.00 per share, after rounding to eliminate fractional rights.

We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer 655,000 shares of convertible preferred stock in the rights offering. In the event that, because of the rounding of fractional subscription rights, the rights offering would have been subscribed in an amount in excess of 655,000 shares of convertible preferred stock, all holders’ subscription rights will be reduced in an equitable manner. Any excess subscription funds will be returned, without interest or deduction.

What is the role of the Standby Purchasers in this offering?

In connection with the Matrix Acquisition and the anticipated rights offering, on October 23, 2014, we entered into a standby purchase agreement (the “Standby Purchase Agreement”) with the Standby Purchasers, pursuant to which they have agreed to purchase, at the subscription price, in a private transaction separate from the rights offering, any and all shares of convertible preferred stock not subscribed for by our stockholders pursuant to the exercise of their subscription rights. Christopher Shackelton, who serves on our board of directors, is also a Managing Partner at Coliseum. Coliseum and certain of the Standby Purchasers are current stockholders, and Coliseum has informed us that it and its applicable affiliates will exercise their subscription rights, but has made no formal binding commitment to do so.

Are the Standby Purchasers receiving any compensation for their standby commitment?

Yes. As consideration for entering into the Standby Purchase Agreement, on October 23, 2014, we paid the Standby Purchasers a fee of $2,947,500. In addition, the Standby Purchasers will have the additional right, exercisable within 30 days following the completion of the rights offering, to purchase an additional 150,000 shares of convertible preferred stock at a price per share equal to 105% of the subscription price.

How does the convertible preferred stock vote?

Holders of shares of convertible preferred stock will be entitled to vote with the holders of shares of our common stock (and any other class or series that may similarly be entitled to vote with the holders of common stock) and not as a separate class, at any annual or special meeting of stockholders, and may act by written consent in the same manner as the holders of common stock, on an as-converted basis.

In addition, the separate vote of holders of convertible preferred stock will be required in certain circumstances. See “Description of Capital Stock—Series A Convertible Preferred Stock—Voting.”

How many shares of common stock will I receive if I convert my shares of convertible preferred stock?

Each share of preferred stock will initially be convertible into approximately 2.5075226 shares of common stock, which is equivalent to the initial liquidation preference of $100.00 (which is subject to adjustment as described herein) divided by the initial conversion price of $39.88 per share (which is subject to adjustment upon the occurrence of certain events). If, upon conversion of the convertible preferred stock, a holder would be entitled to receive a fractional interest in a share of our common stock, we will, upon conversion, pay in lieu of such fractional interest, cash in an amount determined under the terms of the convertible preferred stock.

Are there any restrictions on my ability to vote my shares of convertible preferred stock?

No, there are no restrictions on your ability to vote your shares of convertible preferred stock. However, as discussed below, unless and until the stockholder approval is obtained, there are restrictions on the ability of the Standby Purchasers and their respective affiliates (including Coliseum) to vote their shares of convertible preferred stock.

Are there any restrictions on my ability to convert my shares of convertible preferred stock into common stock?

Yes. Prior to the stockholder meeting to seek the stockholder approval discussed below, none of the outstanding shares of convertible preferred stock will be allowed to convert into shares of our common stock. After such stockholder meeting, you will be able to freely convert your shares of convertible preferred stock into common stock. However, as discussed below, if stockholder approval is not obtained, there will continue to be certain restrictions on the ability of the Standby Purchasers and their respective affiliates (including Coliseum) to convert their shares of convertible preferred stock.

What stockholder approval will we be seeking with respect to the shares of convertible preferred stock?

Nasdaq’s rules require stockholder approval in instances where the issuance of capital stock of the Company causes a change of control (as defined under Nasdaq’s rules), which generally is deemed to occur when a stockholder’s holding of the outstanding voting stock of a company increases to more than 20%. The issuance of the convertible preferred stock to Coliseum and its affiliates pursuant to this rights offering and the Standby Purchase Agreement may result in a change of control under Nasdaq’s rules. In order to avoid such change of control, until we obtain stockholder approval there will be restrictions on how and when the Standby Purchasers and their respective affiliates (including Coliseum) may vote and convert their shares of convertible preferred stock.

In particular, without stockholder approval, the convertible preferred stock beneficially owned by the Standby Purchasers and their respective affiliates (including Coliseum) may only be voted to the extent that the aggregate voting power of all of our voting stock that is beneficially owned by the Standby Purchasers and their respective affiliates (including Coliseum) does not exceed 19.99% of the aggregate voting power of all of our voting stock outstanding on the applicable record date for determining stockholders who may vote with respect to any proposal. Similarly, without stockholder approval, the convertible preferred stock beneficially owned by the Standby Purchasers and their respective affiliates (including Coliseum) may not be converted to the extent that after giving effect to such conversion, the Standby Purchasers and their respective affiliates (including Coliseum) would beneficially own, in the aggregate, in excess of 19.99% of the shares of common stock outstanding immediately after giving effect to such conversion.

When will we seek the necessary stockholder approval to allow the Standby Purchasers and their respective affiliates (including Coliseum) to vote and convert their shares of convertible preferred stock without the restrictions discussed above?

We expect that we will seek the necessary stockholder approval to allow the Standby Purchasers and their respective affiliates (including Coliseum) to vote and convert their shares of convertible preferred stock without the restrictions discussed above at our next annual meeting of stockholders to be held in 2015.

What if we obtain the necessary stockholder approval to allow the Standby Purchasers and their respective affiliates (including Coliseum) to vote and convert their shares of convertible preferred stock without the restrictions discussed above?

If we obtain the necessary stockholder approval, then the Standby Purchasers and their respective affiliates (including Coliseum) will be able to vote and convert their shares of convertible preferred stock without the restrictions discussed above.

What if we do not obtain the necessary stockholder approval to allow the Standby Purchasers and their respective affiliates (including Coliseum) to vote and convert their shares of convertible preferred stock without the restrictions discussed above?

If we do not obtain the necessary stockholder approval, then all of the restrictions described above relating to the Standby Purchasers’ and their respective affiliates’ (including Coliseum’s) ability to vote and convert their shares of convertible preferred stock will continue and will apply to the Series A-1 convertible preferred stock described below, subject to certain exceptions. In addition, if stockholder approval is not obtained by [                    ], 2015, the shares of convertible preferred stock beneficially owned by the Standby Purchasers and their respective affiliates (including Coliseum) that were acquired by them initially and directly (i) in the rights offering pursuant to the exercise of the relevant subscription rights, if any, (ii) pursuant to their respective obligations under the Standby Purchase Agreement to purchase unsubscribed shares, and (iii) if exercised, pursuant to the option to purchase an additional 150,000 shares of convertible preferred stock at a price per share equal to 105% of the subscription price, will be exchanged automatically for shares of newly created Series A-1 convertible preferred stock, which will be identical to the convertible preferred stock we are offering in the rights offering, except that the Series A-1 convertible preferred stock will pay cash dividends at a rate of ten and one-half percent (10.5%) per annum and PIK dividends at a rate of thirteen and one-half percent (13.5%) per annum. The foregoing exchange of convertible preferred stock for Series A-1 convertible preferred stock will be completed pursuant to an exchange agreement to be entered into between the Standby Purchasers and the Company upon the closing of the rights offering.

Will I receive dividends on shares of convertible preferred stock, and when will I receive them?

Yes. We may pay a noncumulative cash dividend on each share of convertible preferred stock, when, as and if declared by our board of directors and permitted by the Delaware General Corporate Law (the “DGCL”), out of any funds that are legally available therefor, at the rate of five and one-half percent (5.5%) per annum on the liquidation preference then in effect. Following the issue date of the convertible preferred stock, on or before the third (3rd) business day immediately preceding each fiscal quarter of the Company, we will determine our intention whether or not to pay a cash dividend with respect to that ensuing quarter and will give notice of our intention to each holder of convertible preferred stock as soon as practicable thereafter.

In the event we do not declare and pay a cash dividend, the liquidation preference will be increased to an amount equal to the liquidation preference in effect at the start of the applicable dividend period, plus an amount equal to such then applicable liquidation preference multiplied by eight and one-half percent (8.5%) per annum, computed on the basis of a 365-day year and the actual number of days elapsed from the start of the applicable dividend period to the applicable date of determination.

Cash dividends will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on the first calendar day of the first January, April, July or October following the date of original issuance of the convertible preferred stock, and, if declared, will begin to accrue on the first day of the applicable dividend period. PIK dividends, if applicable, will accrue and be cumulative on the same schedule as set forth above for cash dividends and will also be compounded at the applicable annual rate on each applicable subsequent dividend date. PIK dividends are paid upon the occurrence of a liquidation event, conversion or redemption in accordance with the terms of the convertible preferred stock.

If I convert my shares of convertible preferred stock, will I receive any payment for declared and unpaid dividends on the shares of convertible preferred stock?

Except as set forth below, you will not receive a payment for declared and unpaid dividends. All declared and unpaid dividends, if any, will be included in the liquidation preference for purposes of calculating the conversion rate applicable to the conversion of shares of convertible preferred stock into shares of our common stock. Upon conversion, a holder of convertible preferred stock will be entitled to a number of shares of common stock equal to the product obtained by multiplying the conversion rate then in effect, by the number of shares of convertible preferred stock being converted, plus cash in lieu of any fractional shares.

The conversion rate in effect at any applicable time for conversion of each share of convertible preferred stock into common stock will be the quotient obtained by dividing the liquidation preference then in effect (which will include any cash dividends that the Company has notified holders that it intends to pay but has not yet declared and any cash dividends that have been declared but remain unpaid, calculated at the PIK dividend rate) by the conversion price then in effect. The conversion price for the convertible preferred stock will initially be $39.88 and is subject to adjustment from time to time upon the occurrence of certain events, including in the event of a stock split, a reverse stock split, or a dividend of common stock to our common stockholders, in each case as more fully described in the certificate of designations for the convertible preferred stock.

Can I convert my shares of convertible preferred stock in connection with a change of control?

Yes. At the written election by holders of a majority in voting power of the outstanding shares of convertible preferred stock and the Series A-1 convertible preferred stock, taken together and voting as a separate class (but not as separate series), upon the occurrence of a change of control that would, subject to certain exceptions, result in any person (other than the Standby Purchasers or any of their respective affiliates or a person acting as a group with the Standby Purchasers or any of their respective affiliates) beneficially owning, directly or indirectly shares of the Company’s capital stock entitling such person to exercise 50% or more of the total voting power of all classes of voting stock of the Company (but solely in connection with a transaction that is a third party tender offer that is publicly disclosed and approved (or recommended to the stockholders of the Company)), all outstanding shares of convertible preferred stock automatically will be converted into a number of shares of common stock equal to the product obtained by multiplying the conversion rate then in effect, by the number of shares of convertible preferred stock being converted, plus cash in lieu of fractional shares. Prior to the conversion of shares of convertible preferred stock in the event of a change of control as described in the preceding sentence, the Board will declare and the Company will pay a special cash dividend on each share of convertible preferred stock and Series A-1 convertible preferred stock in the amount of the liquidation preference per share then in effect with respect to each such series of preferred stock.

Can I elect to redeem the convertible preferred stock?

Yes, but only in the event of certain change of control events.

Upon the occurrence of a change of control (other than a change of control that would constitute a Deemed Liquidation Event (as defined below) (unless waived) or the type of change of control described in the immediately preceding question) and subject to applicable law, each holder of shares of convertible preferred stock that remain outstanding thereafter, if any, shall have the right to require us to redeem, in full, out of funds legally available therefor, by irrevocable written notice to us, all of such holder’s shares of convertible preferred stock at a redemption price per share equal to the liquidation preference then in effect per share of convertible preferred stock.

Can the Company redeem the convertible preferred stock?

Yes. From and after the tenth anniversary of the original issuance of the convertible preferred stock, we may redeem the outstanding convertible preferred stock, in whole or in part, at a price per share equal to the liquidation preference then in effect per share of convertible preferred stock.

What is the maturity of the preferred stock and does the Company have the option to convert the convertible preferred stock?

The convertible preferred stock is perpetual, and therefore does not have a maturity date. However, if, at any time following the third anniversary date of the issue date, the volume weighted average price of our common stock equals or exceeds two times the conversion price of the convertible preferred stock for a period of 30 consecutive trading days, we may, at our option, require that any or all of the then outstanding shares of convertible preferred stock be converted automatically into shares of common stock. We may not, however, elect to exercise this option at any time during the period commencing on the date that we have made a public announcement that we have entered into a definitive agreement with respect to a transaction constituting a Deemed Liquidation Event and ending on the date that is the first to occur of (i) the consummation of such transaction and (ii) the date that we have made a public announcement that any such definitive agreement has been terminated.

How were the subscription price of $100.00 per share of convertible preferred stock and the terms of the convertible preferred stock, including the conversion price, determined?

A committee of independent directors of our board of directors, which excluded Christopher Shackelton, determined that the subscription price for the shares of convertible preferred stock and the terms of the convertible preferred stock, including the conversion price, should be designed to provide an incentive to our current stockholders to exercise their rights. Factors considered in setting the subscription price, the conversion price and the terms of the convertible preferred stock included general conditions in the securities markets, alternatives available to us for raising equity capital, the trading price of our common stock when we completed the Matrix Acquisition, and the amount of proceeds desired. The subscription price for shares of convertible preferred stock is $100.00 per share and the initial conversion price is $39.88 per share, which was the closing price of our common stock on Nasdaq on October 22, 2014, the day prior to the closing of the Matrix Acquisition.

The subscription price and the conversion price do not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price or the conversion price. You should not consider the subscription price or the conversion price to be an indication of the fair value of the convertible preferred stock or the common stock issuable upon conversion of the convertible preferred stock.

Our shares of convertible preferred stock and common stock may trade at prices above or below the subscription price and conversion price, respectively.

How many shares of convertible preferred stock will the Standby Purchasers and their respective affiliates (including Coliseum) own after the rights offering?

The number of shares of convertible preferred stock that will be purchased by Coliseum and the Standby Purchasers can only be determined upon the completion of the rights offering and the expiration of the Standby Purchasers’ option to purchase an additional 150,000 shares of convertible preferred stock following the completion of the rights offering.

Coliseum and certain of the Standby Purchasers are current stockholders, and Coliseum has informed us that it and its affiliates will exercise their subscription rights in the rights offering, but has made no formal binding commitment to do so. If Coliseum and its applicable affiliates exercise their subscription rights in the rights offering, they will collectively purchase [            ] shares of convertible preferred stock in the rights offering.

The Standby Purchasers will also purchase all shares of convertible preferred stock that could have been but were not subscribed for in the rights offering. If the rights offering is fully subscribed by stockholders through the exercise in full of their subscription rights, the Standby Purchasers will not purchase any additional shares of convertible preferred stock pursuant to the Standby Purchase Agreement. If, on the other hand, no stockholders (including Coliseum and its affiliates) were to purchase any shares of convertible preferred stock pursuant through the exercise of their subscription rights, all of the shares offered pursuant to the Rights Offering would be issued and sold to the Standby Purchasers. In that event, 655,000 shares of convertible preferred stock would be issued to the Standby Purchasers.

If the Standby Purchasers exercise their option in full to purchase an additional 150,000 shares of convertible preferred stock at a price per share equal to 105% of the subscription price, then an additional 150,000 shares of convertible preferred stock would be issued to the Standby Purchasers for an aggregate purchase price of $15.75 million.

Therefore, if no stockholders (including Coliseum and its affiliates) were to purchase any shares of convertible preferred stock pursuant through the exercise of their subscription rights, and the Standby Purchasers fully exercise their option described above, then they would hold collectively 805,000 shares of convertible preferred stock, which, on an as-converted basis, would represent [    ]% of our outstanding common stock following the completion of the rights offerings and the exercise of the option not taking into account any restrictions on the Standby Purchasers’ rights to exercise the Convertible Preferred Stock.

Am I required to exercise any or all of the rights I receive in the rights offering?

No. You may exercise any number of your whole rights, or you may choose not to exercise any rights. If you do not exercise any rights, or you exercise your rights but do not convert your shares of convertible preferred stock into shares of common stock, the number of shares of our common stock you own will not change. However, your percentage ownership interest in our company will be diluted to the extent that participating stockholders convert their shares of convertible preferred stock into shares of common stock or to the extent that we were to pay dividends on the convertible preferred stock in shares of common stock. Your percentage ownership interest in our company will also be diluted to the extent that you convert convertible preferred stock into common stock and we elect to pay dividends on the convertible preferred stock by increasing the liquidation preference of the convertible preferred stock.

How soon must I act to exercise my rights?

The rights may be exercised beginning on the date of this prospectus through the expiration date, which is [                    ], 2014, at 5:00 p.m., New York City time, unless extended by us. Please note that if you hold your shares in the name of a broker, dealer, or other nominee who uses the services of DTC, you must exercise your subscription rights before 2:15 p.m., New York City time, on the expiration date. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of 5:00 p.m., New York City time, on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock through a brokerage account, bank or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your rights.

May I transfer my rights?

No. Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your subscription rights. If you sell or otherwise transfer your common stock, your subscription rights will not transfer with your common stock. Subscription rights will, however, be transferable by operation of law (for example, upon the death of the recipient).

Are we requiring a minimum subscription to complete the rights offering?

No.

Can the board of directors cancel, terminate, amend or extend the rights offering?

Yes. Our board of directors may decide to cancel or terminate the rights offering at any time before the expiration of the rights offering and for any reason. If our board of directors cancels or terminates the rights offering, we will issue a press release notifying stockholders of the cancellation or termination, and any money received from subscribing stockholders will be promptly returned, without interest or deduction.

We may amend the terms of the rights offering or extend the subscription period of the rights offering. Our board of directors may extend the period for exercising your subscription rights, although it does not presently intend to do so.

Has our board of directors made a recommendation to our stockholders regarding the exercise of rights in the rights offering?

No. Our board of directors has not, and will not, make any recommendation to stockholders regarding the exercise of rights in the rights offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise rights risk investment loss on new money invested. There is currently no market for the convertible preferred stock. We will not list the subscription rights or the convertible preferred stock on Nasdaq or on any other exchange or market. As a result, we cannot provide you with any assurance about the price at which you will be able to sell the convertible preferred stock, or about whether you will be able to sell the convertible preferred stock at all, and you might be unable to sell your convertible preferred stock at a price equal to, or higher than, the subscription price, if at all.

If you do not exercise your rights, you will lose any value represented by your rights and your percentage ownership interest in our company will be diluted to the extent that participating stockholders convert their shares of convertible preferred stock into shares of common stock. Your percentage ownership interest in our company may also be diluted to the extent that we do not declare and pay a cash dividend and instead increase the liquidation preference by the PIK dividend. If you convert your convertible preferred stock, you may be unable to sell the shares of common stock issuable upon such conversion at a price equal to or greater than the conversion price. For more information on the risks of participating in the rights offering, see the section of this prospectus entitled “Risk Factors”.

How do I exercise my rights? What forms and payment are required to purchase the shares of convertible preferred stock?

If you wish to participate in the rights offering, you must take the following steps, unless your shares are held by a broker, dealer or other nominee:

•	deliver payment to the subscription agent using the methods outlined in this prospectus; and

•	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time, on [ ], 2014, unless extended.

If you send a payment that is insufficient to purchase the number of shares of convertible preferred stock you requested, or if the number of shares of convertible preferred stock you requested is not specified in the forms, the payment received will be applied to exercise your subscription right to the extent possible. If the payment exceeds the subscription price for the full exercise of the subscription rights (to the extent specified by you), the excess will be refunded. You will not receive interest on any payments refunded to you under the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of convertible preferred stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of convertible preferred stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials. Please note that if you hold your shares in the name of a broker, dealer, or other nominee who uses the services of DTC, you must exercise your subscription rights before 2:15 p.m., New York City time, on the expiration date.

When will I receive my shares of convertible preferred stock?

If you purchase shares of convertible preferred stock in the rights offering, you or DTC on your behalf, as the case may be, will receive Direct Registration System book-entry statements representing the shares of convertible preferred stock that you have purchased promptly after the closing of the rights offering, and after all adjustments have been completed.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. Unless our board of directors cancels or terminates the rights offering, all exercises of rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your rights unless you are certain that you wish to purchase shares of convertible preferred stock at a price of $100.00 per share.

How much money will we receive from the rights offering?

While the rights offering has no minimum purchase requirement, the Standby Purchasers have agreed to purchase, substantially simultaneously with the completion of the rights offering, in the aggregate, all of the available convertible preferred stock not otherwise sold in the rights offering following the exercise of the subscription rights of holders of our common stock. As such, we will receive proceeds of $65,500,000, before deducting estimated offering expenses of $643,112. See the section of this prospectus entitled “Use of Proceeds.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying shares of our convertible preferred stock, and should be considered as carefully as you would consider any other equity investment. You should carefully read the section entitled “Risk Factors” beginning on page 19 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014 and September 30, 2014, and all other information included or incorporated in this prospectus by reference in its entirety before you decide whether to exercise your rights.

How many shares of convertible preferred and common stock will be outstanding immediately after the rights offering?

As of [                    ], 2014, we had [            ] shares of common stock issued and outstanding. Assuming that the rights offering is completed or the rights offering is completed and the Standby Purchasers fulfill their commitment under the Standby Purchase Agreement, 655,000 shares of convertible preferred stock will be outstanding. Based upon the maximum of 1,642,427 shares of common stock that may be issued pursuant to the conversion of the convertible preferred stock at the initial conversion price of $39.88, we would have [            ] shares of common stock outstanding immediately after the closing of the rights offering, assuming the full conversion of the convertible preferred shares and excluding any shares that may be issued pursuant to the exercise of stock options.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, we will promptly instruct the subscription agent to return your payment in full. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will send payments through the record holder of your shares. Any funds returned will be returned without interest or deduction.

Will the subscription rights or the convertible preferred stock be listed on a stock exchange?

Neither the rights themselves nor the convertible preferred stock will be listed on Nasdaq or any other stock exchange or market. Our common stock will continue to trade on Nasdaq under the symbol “PRSC,” and the shares issuable upon the conversion of the convertible preferred stock issued in the rights offering will be eligible for trading on Nasdaq.

May I sell my convertible preferred stock?

Yes. However, the convertible preferred stock will not be listed on Nasdaq or any other stock exchange or market, and we cannot assure you that there will be a market to sell the convertible preferred stock, or as to the price at which you will be able to sell your convertible preferred stock. Since the convertible preferred stock is perpetual and will not mature, you could be required to hold your shares of convertible preferred stock indefinitely if you do not convert your convertible preferred stock into common stock.

Have any stockholders indicated they will exercise their rights?

Coliseum and its affiliates, including certain of the Standby Purchasers who currently hold shares of our common stock, have indicated their intention to exercise all of their rights, but have made no formal binding commitment to do so. As of [                    ], 2014, Coliseum and its affiliates hold [            ] shares of common stock, and therefore will receive subscription rights to purchase approximately [            ] shares of convertible preferred stock as part of this rights offering.

How do I exercise my rights if I live outside the United States?

If you are a rights holder whose address is outside the United States, and if it is not, in our sole judgment, unlawful to do so, the subscription agent will mail rights certificates to you. To exercise your rights, you must notify the subscription agent on or prior to 11:00 a.m., New York City time, [                    ], 2014, which is three business days prior to the initial expiration date for the rights offering, and take all other steps which are necessary to exercise your rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

This rights offering is not being made in any state or other jurisdiction in which it would be unlawful to do so, nor are we selling to you, or accepting any offers from you to purchase, shares of convertible preferred stock if you are a resident of any such state or other jurisdiction. If necessary, we may delay commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. In addition, in certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all subscription rights even if we have shares of convertible preferred stock available. We do not anticipate that there will be any changes in the rights offering, and we may, in our sole discretion, decline to make modifications to the terms of the rights offering requested by regulators in states or other jurisdictions, in which case stockholders who live in those states or other jurisdictions will not be eligible to participate in the rights offering.

What fees or charges apply if I purchase shares of convertible preferred stock?

We are not charging any fee or sales commission to issue rights to you or to issue shares of convertible preferred stock to you if you exercise your rights. If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of receiving or exercising rights?

A distribution of the rights will be a taxable distribution, however because we believe that such rights have a fair market value of zero or a nominal value, you should not have any tax consequences upon receipt of such rights. To the extent that the IRS successfully asserts that the fair market value of the rights is greater than zero, you could recognize taxable income to such extent. For a detailed discussion, see “Certain United States Federal Income Tax Consequences” beginning on page 35. You should consult your tax advisor as to the particular consequences to you of the rights offering.

Receipt. The rights are granted to holders of common stock at no cost to such holders and are non-transferrable. Each right entitles a holder of the right to purchase a share of convertible preferred stock. We intend to treat each holder as receiving a distribution with respect to such holder’s shares of common stock in an amount equal to the fair market value of the rights received by such holder on the date of distribution to the extent of the convertible preferred stock that may be purchased. We have assumed that the fair market value of the rights for U.S. Federal income tax purposes is zero or a nominal value, and based on such value, you should not have any tax consequences upon receipt of the rights. To the extent that the IRS successfully asserts that the fair market value of the rights is greater than zero, you could recognize taxable income to such extent, which would be treated as a taxable dividend to the extent we have current or accumulated earnings and profits (see discussion below in “Dividends”).

Basis and Holding Period of the Rights. If the fair market value of the rights allocable to the convertible preferred stock for U.S. Federal income tax purposes is zero, your basis in such rights will also be zero. To the extent that the IRS successfully asserts that the fair market value of the rights allocable to the convertible preferred stock is greater than zero, you would have a basis in such rights equal to such fair market value. The holding period of the rights begins on the date the holder acquires the right.

Exercise of Rights. A holder will not recognize gain or loss upon the exercise of rights in the rights offering. Upon acquisition of the convertible preferred stock through the exercise of the rights, you will generally have a tax basis in the convertible preferred stock equal to the subscription price paid for the convertible preferred stock increased by the basis, if any, of the rights for the convertible preferred stock, as discussed above. The holding period for the convertible preferred stock acquired through exercise of a right would begin on the date the right is exercised.

Dividends. We may pay dividends with respect to shares of convertible preferred stock acquired upon exercise of the rights, which will generally be taxable as dividend income when received to the extent of our current or accumulated earnings and profits as determined for U.S. Federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of a holder’s adjusted tax basis in such shares of convertible preferred stock and thereafter, as gain from the sale of our convertible preferred stock. A corporate Holder of our convertible preferred stock who receives a dividend may be entitled to a dividends received deduction.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder in accordance with the instructions you receive from that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail, or courier service to:

By First Class Mail: Computershare Trust Company, N.A. Corporate Actions Voluntary Offer, P.O. Box 43011 Providence, RI 02940-3011	By Express Mail, Overnight Courier or By Hand: Computershare Trust Company, N.A. Corporate Actions Voluntary Offer, 250 Royall Street, Suite V Canton, MA 02021

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, Georgeson, Inc., at (877) 255-0134.

For a more complete description of the rights offering, see “The Rights Offering.”

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our shares of convertible preferred stock and common stock. You should read the entire prospectus and any documents incorporated by reference carefully.

Exercising the rights and investing in our shares of convertible preferred stock and common stock involves significant risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 19 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014 and September 30, 2014, and all other information included or incorporated in this prospectus by reference in its entirety before you decide whether to exercise your rights.

Our Business

The Providence Service Corporation (“Providence”, the “Company”, “we”, or “us”) provides and manages government sponsored non-emergency transportation services, human services, workforce development services and prospective health risk assessments for government sponsored health plans and risk bearing providers. With respect to our government sponsored non-emergency transportation services, we manage transportation networks and arrange for client transportation to health care related facilities and services for state or regional Medicaid agencies, managed care organizations and commercial insurers. With respect to our human services, our counselors, social workers and behavioral health professionals work with clients who are eligible for government assistance due to income level, emotional or educational disabilities or court order. With respect to our workforce development services, provided primarily through our subsidiaries, Ingeus Pty Limited and Ingeus UK Limited, which were acquired during the second quarter of 2014, we provide resume and job interview skills, networking and job placement services, and technical job training through internally staffed or outsourced resources. Finally, through our acquisition of CCHN Group Holdings, Inc., the parent company of Community Care Health Network, Inc. (d/b/a Matrix Medical Network) (“Matrix”), we provide prospective health risk assessments for government sponsored health plans and risk bearing providers.

On October 23, 2014, we completed the Matrix Acquisition. Pursuant to the related Merger Agreement, we paid at closing a purchase price comprised of a $360.0 million cash payment (before working capital adjustment) and the issuance of 946,723 shares of our common stock (with an aggregate value of $40.0 million, based on the closing price of our common stock on Nasdaq on September 17, 2014). The cash required to complete the Matrix Acquisition and fund certain related expenses was derived from (1) the cash proceeds from a new $250.0 million term loan, (2) the cash proceeds from approximately $23.4 million of borrowings under Providence’s existing revolving credit facility, (3) approximately $48.0 million of cash on hand and (4) the cash proceeds from the issuance of a 14.0% unsecured subordinated note in aggregate principal amount of $65.5 million (the “Note”) to the Standby Purchasers. The net proceeds of this rights offering, along with the Standby Purchasers’ commitment to purchase, at the subscription price, any and all shares of convertible preferred stock not subscribed for by our stockholders pursuant to the exercise of their subscription rights, will be used to pay off the Note.

Our common stock trades on Nasdaq under the symbol “PRSC.” Our principal executive offices are located at 64 East Broadway Blvd., Tucson, Arizona 85701. Our telephone number is (520) 747-6600. Our website is located at http://www.provcorp.com.The information contained on our website or that can be accessed through our website is not part of or incorporated in any way into this prospectus and you should not rely on that information.

Our Principal Equity Investor

Our principal stockholders are funds affiliated with Coliseum Capital Management, LLC (“Coliseum”). As of the record date, Coliseum collectively owned approximately [    ]% of our outstanding common stock.

Coliseum and its affiliates, including certain of the Standby Purchasers, have indicated their intention to exercise all of their rights, but have made no formal binding commitment to do so, and we cannot assure you that they will exercise all or any part of their subscription rights. If all stockholders exercise their subscription rights, the percentage of common stock owned by each stockholder as of the record date will not change as a result of the rights offering. If Coliseum and its affiliates exercise their subscription rights in full and no other stockholders elect to exercise any subscription rights, the Standby Purchasers purchase all the Convertible Preferred Stock not purchased by our stockholders in this offering and the Standby Purchasers exercise their option in full to purchase an additional 150,000 shares of convertible preferred stock at a price per share equal to 105% of the subscription price, then they would hold collectively 805,000 shares of convertible preferred stock, which, on an as-converted basis, would represent [    ]% of our outstanding common stock following the completion of the rights offering and the exercise of the option. Even if some but not all other stockholders exercise their subscription rights, if Coliseum and its affiliates fully exercise their subscription rights, their percentage of ownership of our common stock on an as-converted basis will increase.

Until we obtain stockholder approval, there will be restrictions on the Standby Purchasers’ and their respective affiliates’ (including Coliseum’s) ability to vote and convert any shares of convertible preferred stock that it holds. See “Questions and Answers Relating to the Rights Offering—What stockholder approval will we be seeking with respect to the shares of convertible preferred stock?”

Summary of the Rights Offering

The rights offering:	We are distributing to you, at no charge, [ ] non-transferable subscription rights for every one share of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of these shares, subject to adjustments to eliminate fractional rights.

Subscription rights:	Each whole right entitles you to purchase one share of convertible preferred stock at the subscription price of $100.00 per share of convertible preferred stock purchased. Each share of convertible preferred stock consists of one share of Series A 5.5%/8.5% Convertible Preferred Stock, with a par value of $0.001 per share. Each share of convertible preferred stock will initially be convertible into shares of common stock at a conversion rate of approximately 2.5075226 shares of common stock per share of convertible preferred stock, which is equivalent to the initial liquidation preference of $100.00 divided by the initial conversion price of $39.88 per share.

Record date:	5:00 p.m., New York City time, on [ ], 2014.

Expiration date:	5:00 p.m., New York City time, on [ ], 2014, unless extended by us, in our sole discretion. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights.

Subscription price:	$100.00 per share of convertible preferred stock, payable in cash.

Use of proceeds:	The proceeds from the rights offering, together with proceeds received from the Standby Purchasers, are expected to be $65,500,000, before deducting estimated expenses of $643,112 relating to the rights offering. The proceeds from the rights offering will be used for the repayment of the Note issued to the Standby Purchasers in order to finance, in part, the Matrix Acquisition.

Non-transferability of rights:	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on Nasdaq or on any other stock exchange or market.

No board recommendation:	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our shares of convertible preferred stock and our common stock.

No revocation:	If you exercise any of your rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.

U.S. federal income tax considerations:	A holder should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Certain United States Federal Income Tax Consequences.”

Extension, cancellation, and amendment:	Our board of directors may extend the period for exercising your subscription rights, although it does not presently intend to do so. Our board of directors may cancel or terminate the rights offering in its sole discretion at any time on or before the expiration of the rights offering for any reason (including, without limitation, a change in the market price of our common stock). In the event that the rights offering is cancelled or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds. We also reserve the right to amend the terms of the rights offering.

Procedure for exercising rights:	If you are the record holder of shares of our common stock, to exercise your rights you must complete the rights certificate and deliver it to the subscription agent, Computershare Trust Company, N.A., together with full payment for all the subscription rights you elect to exercise. The subscription agent must receive the proper forms and payments on or before the expiration of the rights offering. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. If you are a beneficial owner of shares of our common stock, you should instruct your broker, custodian bank or nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering—Beneficial Owners.”

Subscription agent:	Computershare Trust Company, N.A.

Information agent:	Georgeson, Inc.

Questions:	Questions regarding the rights offering should be directed to Georgeson, Inc., at (877) 255-0134.

Shares outstanding before the rights offering:	[ ] shares of common stock as of [ ], 2014.

Shares outstanding after completion of the rights offering:	Assuming that the rights offering is fully subscribed or the rights offering is completed and the Standby Purchasers fulfill their commitment under the Standby Purchase Agreement, 655,000 shares of convertible preferred stock will be outstanding. Based upon the maximum of 1,642,427 shares of common stock that may be issued pursuant to the conversion of the convertible preferred stock at the initial conversion price, we would have [ ] shares of common stock outstanding immediately after the closing of the rights offering, assuming the full conversion of the convertible preferred shares and excluding any shares that may be issued pursuant to the exercise of stock options. Additionally, if the Standby Purchasers fully exercise their option to purchase an additional 150,000 shares of convertible preferred stock at a price per share equal to 105% of the subscription price, we would have [ ] shares of common stock outstanding immediately after such exercise, assuming the full conversion of the convertible preferred shares.

Issuance of convertible preferred stock:	If you purchase shares of convertible preferred stock through the rights offering, we will issue a Direct Registration System book-entry statement representing the shares of convertible preferred stock to you or DTC on your behalf, as the case may be, promptly after the completion of the rights offering and after all pro rata allocations and adjustments have been completed.

Fees and expenses:	We will bear the fees and expenses relating to the rights offering.

The NASDAQ Global Market:	Shares of our common stock are currently listed for trading on Nasdaq under the symbol “PRSC,” and the shares of common stock to be issued to you upon conversion of the convertible preferred stock will be eligible for trading on Nasdaq. Neither the rights themselves nor the convertible preferred stock will be listed on Nasdaq or any other stock exchange or market.

Risk Factors:	Exercising your rights and investing in our shares of convertible preferred stock and common stock involves various risks associated with your investment, including the risks described in the section of this prospectus entitled “Risk Factors” beginning on page 19 and the risks that we have highlighted in other sections of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014 and September 30, 2014, and all other information included or incorporated by reference in this prospectus. You should carefully read and consider these risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide whether to exercise your rights to purchase shares of convertible preferred stock and whether to convert any such purchased shares into shares of common stock.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014 and September 30, 2014, which are incorporated herein by reference, and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act of 1934, as amended, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition or operating results to suffer. The market price of our common stock and convertible preferred stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see “Forward-Looking Statements.”

Risks Related to the Rights Offering

If the rights offering is consummated, your relative ownership interest may experience significant dilution.

To the extent that you do not exercise your rights, your proportionate voting interest will be reduced, and the percentage that your original shares of common stock represent of our expanded equity after exercise of the rights and conversion of the convertible preferred stock will be diluted. Similarly, to the extent that you do not exercise your rights, or if you convert any shares of convertible preferred stock into shares of common stock, your percentage ownership interest in our company will be diluted to the extent that we do not declare and pay a cash dividend on the convertible common stock and instead increase the liquidation preference by the PIK dividend.

Coliseum and certain of the Standby Purchasers are current stockholders, and Coliseum has informed us that it and its affiliates will exercise their subscription rights in the rights offering, but has made no formal binding commitment to do so. If Coliseum and its applicable affiliates exercise their subscription rights in the rights offering, they will collectively purchase [            ] shares of convertible preferred stock in the rights offering.

The Standby Purchasers will also purchase all shares of convertible preferred stock that could have been but were not subscribed for in the rights offering. If the rights offering is fully subscribed by stockholders through the exercise in full of their subscription rights, the Standby Purchasers will not purchase any additional shares of convertible preferred stock pursuant to the Standby Purchase Agreement. If, on the other hand, no stockholders (including Coliseum and its affiliates) were to purchase any shares of convertible preferred stock pursuant through the exercise of their subscription rights, all of the shares offered pursuant to the Rights Offering would be issued and sold to the Standby Purchasers. In that event, 655,000 shares of convertible preferred stock would be issued to the Standby Purchasers.

If the Standby Purchasers exercise their option in full to purchase an additional 150,000 shares of convertible preferred stock at a price per share equal to 105% of the subscription price, then an additional 150,000 shares of convertible preferred stock would be issued to the Standby Purchasers.

Therefore, if no stockholders (including Coliseum and its affiliates) were to purchase any shares of convertible preferred stock through the exercise of their subscription rights, and the Standby Purchasers fully exercise their option described above, then they would hold collectively 805,000 shares of convertible preferred stock, which, on an as-converted basis, would represent [    ]% of our outstanding common stock following the completion of the rights offering and the exercise of the option.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire the shares of convertible preferred stock to realize any value from your subscription rights.

There is currently no market for the convertible preferred stock.

There is currently no market for the convertible preferred stock and we will not list the convertible preferred stock on Nasdaq or on any other exchange or market. As a result, we cannot provide you with any assurance about the price at which you will be able to sell the convertible preferred stock, or about whether you will be able to sell the convertible preferred stock at all, and you might be unable to sell your convertible preferred stock at a price equal to, or higher than, the subscription price, if at all.

Furthermore, since the convertible preferred stock does not have a maturity date and is not redeemable at your option, you may, unless you convert your convertible preferred stock into common stock, be required to hold your convertible preferred stock indefinitely if you are unable to sell your convertible preferred stock on terms acceptable to you.

If you convert your preferred stock into common stock, you may be unable to sell the shares of common stock issuable upon such conversion at a price equal to or greater than the conversion price.

The subscription price and the conversion price determined for the rights offering and the convertible preferred stock is not an indication of the fair value of our common stock.

A committee of independent directors of our board of directors determined that the subscription price for the shares of convertible preferred stock and the terms of the convertible preferred stock, including the conversion price, should be designed to provide an incentive to our current stockholders to exercise their rights. Factors considered in setting the subscription price, the conversion price and the terms of the convertible preferred stock included general conditions in the securities markets, alternatives available to us for raising equity capital, the trading price of our common stock when we completed the Matrix Acquisition, and the amount of proceeds desired. The subscription price for shares of convertible preferred stock is $100.00 per share and the initial conversion price is $39.88 per share, which was the closing price of our common stock on Nasdaq on October 22, 2014, the day prior to the closing of the Matrix Acquisition.

The subscription price and the conversion price do not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price or the conversion price. You should not consider the subscription price or the conversion price to be an indication of the fair value of the convertible preferred stock or the common stock issuable upon conversion of the convertible preferred stock.

Our shares of convertible preferred stock and common stock may trade at prices above or below the subscription price and conversion price, respectively.

You may not revoke your subscription rights.

Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our common stock may decline before you convert your convertible preferred stock. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the conversion price, you will be unable to profitably convert your convertible preferred stock. Our common stock is traded on Nasdaq under the symbol “PRSC”.

We may terminate the rights offering and return your subscription payments without interest.

We may in our sole discretion decide not to continue with the rights offering or to terminate the rights offering at any time. This decision could be based on many factors, including market conditions. We currently have no intention to terminate the rights offering, but are reserving the right to do so.

If we elect to cancel or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments the subscription agent received from you.

This offering may cause the price of our common stock to decrease.

The conversion price, together with the number of shares of common stock we propose to issue and ultimately will issue if this offering is completed and all shares of convertible preferred stock are converted, together with any shares of common stock that we may elect to issue as dividends to holders of the convertible preferred stock, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of this offering. If that occurs, you may be unable to profitably convert your convertible preferred stock. Further, if a substantial number of rights are exercised and shares of convertible preferred stock are converted, and if the holders of the common stock received upon conversion of the convertible preferred stock choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock. There is no assurance that following the conversion of the convertible preferred stock received pursuant to the rights offering you will be able to sell your common stock at a price equal to or greater than the conversion price.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares of convertible preferred stock in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before [                    ], 2014, the expiration date of the rights offering, unless extended. If you are a beneficial owner of shares of common stock, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

We have the option to convert automatically any or all of your shares of convertible preferred stock under certain circumstances.

If, at any time following the third anniversary date of the issue date, the volume weighted average price of our common stock equals or exceeds two times the conversion price of the convertible preferred stock for a period of 30 consecutive trading days, we may, at our option, require that any or all of the then outstanding shares of convertible preferred stock be converted automatically into a number shares of common stock equal to the product obtained by multiplying the conversion rate then in effect, by the number of shares of convertible preferred stock being converted, plus cash in lieu of any fractional shares. We may not, however, elect to exercise this option at any time during the period commencing on the date that we have made a public announcement that we have entered into a definitive agreement with respect to a transaction constituting a

Deemed Liquidation Event and ending on the date that is the first to occur of (i) the consummation of such transaction and (ii) the date that we have made a public announcement that any such definitive agreement has been terminated.

In addition, from and after the tenth anniversary of the original issuance of the convertible preferred stock, we may redeem the outstanding convertible preferred stock, in whole or in part, at a price per share equal to the liquidation preference then in effect per share of convertible preferred stock.

The receipt of rights may be treated as a taxable dividend to you.

A distribution of the rights will be a taxable distribution, however because we believe that such rights have a fair market value of zero or a nominal value, you should not have any tax consequences upon receipt of such rights. To the extent that the IRS successfully asserts that the fair market value of the rights is greater than zero, you could recognize taxable income to such extent. For a detailed discussion, see “Certain United States Federal Income Tax Consequences” beginning on page 35. You should consult your tax advisor as to the particular consequences to you of the rights offering.

FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, such as any statements about our confidence or strategies or our expectations about revenues, liabilities, results of operations, cash flows, ability to fund operations, profitability, ability to meet financial covenants, contracts or market opportunities, constitute forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry. You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future,” and “intends” and similar expressions which are intended to identify forward-looking statements.

The forward-looking statements contained herein are not guarantees of our future performance and are subject to a number of known and unknown risks, uncertainties and other factors disclosed in this offering memorandum. Some of these risks, uncertainties and other factors are beyond our control and difficult to predict and could cause our actual results or achievements to differ materially from those expressed, implied or forecasted in the forward-looking statements. The following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

•	our annual operating results and stock price may be volatile or may decline regardless of our operating performance;

•	the domestic economic downturn in recent years and current uncertain economic environment could cause a severe disruption in our operations;

•	while we obtain some of our business through responses to government requests for proposals, we may not be awarded contracts through this process in the future, and contracts we are awarded may not be profitable;

•	if we fail to establish and maintain important relationships with officials of government entities and agencies, we may not be able to successfully procure or retain government-sponsored contracts, which could negatively impact our revenues;

•	government unions may oppose privatizing government programs to outside vendors such as us, which could limit our market opportunities;

•	inaccurate, misleading or negative media coverage could damage our reputation and harm our ability to procure government sponsored contracts;

•	our business is subject to risks of litigation;

•	we face substantial competition in attracting and retaining experienced professionals, particularly professionals with respect to our human services, and intellectual technology professionals with respect to our non-emergency transportation services, and we may be unable to sustain or grow our business if we cannot attract and retain qualified employees;

•	our success depends on our ability to manage growing and changing operations;

•	our international operations and related uncertainties; and

•	other risks incorporated by reference from our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

The forward-looking statements contained herein are not guarantees of our future performance and are subject to a number of known and unknown risks, uncertainties and other factors disclosed in our annual report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014 and September 30, 2014. Some of these risks, uncertainties and other factors are beyond our control and difficult to predict and could cause our actual results or achievements to differ materially from those expressed, implied or forecasted in the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this report. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We do not intend to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The net proceeds to us from the sale of all of the shares of convertible preferred stock in the rights offering is estimated to be $64,856,888, after deducting estimated offering expenses of $643,112. We will use the proceeds of the rights offering, along with the Standby Purchasers’ commitment to purchase, at the subscription price, any and all shares of convertible preferred stock not subscribed for by our stockholders pursuant to the exercise of their subscription rights, to repay the 14.0% unsecured subordinated note in aggregate principal amount of $65.5 million that was issued to the Standby Purchasers. We issued the Note to finance, in part, the cash consideration and expenses associated with the Matrix Acquisition.

CAPITALIZATION

The following table describes our capitalization as of September 30, 2014, on (1) an actual basis, (2) on an as adjusted basis after giving effect to the Matrix Acquisition and (3) on an as further adjusted basis to give effect to the sale of all 655,000 shares of convertible preferred stock offered in the rights offering (including, as described above, the application of net proceeds to repay the Note held by affiliates of Coliseum) at a price of $100.00 per share of convertible preferred stock.

	As of September 30, 2014
	Actual	As Adjusted (Matrix Acquisition)	As Further Adjusted (Rights Offering)
	(in thousands except share data)
Cash and cash equivalents	$136,898	$100,184 (1)	$99,541 (2)

Long term debt
Credit Facilities
Revolving credit facilities(3)	131,000	154,425	154,425
Term loan facilities(4)	60,000	310,000	310,000
2% unsecured, subordinated note to former stockholder of acquired company, principal and interest due May 2016	600	600	600
14.0% unsecured subordinated note	—	65,500	—

Total debt	191,600	530,525	465,025
Preferred stock—10,000,000 shares authorized, no shares issued, actual and as adjusted; 655,000 issued, as further adjusted	—	—	1
Common stock—40,000,000 shares authorized, 15,915,200 issued and outstanding (including treasury shares), actual, as adjusted and as further adjusted	16	16	16
Additional paid-in-capital	220,388	220,388	285,245
Accumulated deficit(5)	(20,417)	(20,417)	(20,417)
Accumulated other comprehensive income (loss), net of tax	(6,601)	(6,601)	(6,601)
Treasury shares, at cost 1,013,519 shares	(17,663)	(17,663)	(17,663)
Non-controlling interest	11	11	11

Total stockholders’ equity	175,734	175,734	240,592

Total capitalization	$367,334	$706,259	$705,617

(1)	Reflects the use of $48.0 million of cash on hand to finance, in part, the Matrix Acquisition.
(2)	Reflects $643,112 in fees and expenses incurred as a result of this rights offering.
(3)	Includes the additional $23.4 million draw on our revolving credit facility to finance, in part, the Matrix Acquisition.
(4)	Includes the $250 million new term loan facility, which was fully drawn on October 23, 2014 to finance, in part, the Matrix Acquisition.
(5)	Does not reflect financing fees.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE SECURITY DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and the ratio of our combined fixed charges and preference stock dividends to earnings on a historical basis for the periods indicated. For purposes of this calculation, “earnings” consist of income before income taxes and minority interest plus fixed charges. “Fixed charges” consist of the sum of interest expense and the component of rental expense believed by management to be representative of the interest factor for those amounts. We had no preference stock dividends over the indicated periods, so that the ratio of earnings to combined fixed charges and preference security dividends is the same as the ratio of earnings to fixed charges. Except as set forth below, earnings in each of the periods indicated were adequate to cover fixed charges. The coverage deficiency for each period is specified below, if applicable.

	Nine Months Ended September 30,	Year Ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of Earning to Fixed Charges	2.29	2.51	1.78	2.19	2.46	2.06

THE RIGHTS OFFERING

The Rights

We are distributing to the record holders of our common stock as of 5:00 p.m., New York City time, on [                    ], 2014, non-transferable subscription rights to purchase shares of convertible preferred stock at a price of $100.00 per share. The shares of convertible preferred stock are part of a series of 5.5%/8.5% convertible preferred stock, series A, with a par value of $0.001 per share. The shares of convertible preferred stock are convertible into shares of common stock at an initial conversion price of $39.88 per share. The subscription rights will entitle the holders of common stock to purchase shares of convertible preferred stock for an aggregate purchase price of $65,500,000. See below for additional information regarding subscription by DTC participants.

You will receive [            ] subscription rights for each share of our common stock that you owned at 5:00 p.m., New York City time, on the record date, subject to adjustments to eliminate fractional rights. Each subscription right will entitle the holder thereof to purchase at the subscription price, on or before the expiration time of the rights offering, one share of convertible preferred stock.

We intend to keep the rights offering open until 5:00 p.m., New York City time, on [                    ], 2014, unless our board of directors, in its sole discretion, extends such time.

Reasons for the Rights Offering

On October 23, 2014, we acquired CCHN Group Holdings, Inc., the parent company of Community Care Health Network, Inc. (d/b/a Matrix Medical Network) (the “Matrix Acquisition”), pursuant to an Agreement and Plan of Merger, dated as of September 17, 2014 (the “Merger Agreement”).

Pursuant to the Merger Agreement, we paid at closing a purchase price comprised of a $360.0 million cash payment and the issuance of 946,723 shares of our common stock (with an aggregate value of $40.0 million, based on the closing price of our common stock on Nasdaq on September 17, 2014). The cash required to complete the Matrix Acquisition and fund certain related expenses was derived from (1) the cash proceeds from a new $250.0 million term loan, (2) the cash proceeds from an approximately $23.4 million draw down from Providence’s existing revolving credit facility, (3) approximately $48.0 million of cash on hand and (4) the cash proceeds from the issuance of a 14.0% unsecured subordinated note in aggregate principal amount of $65.5 million (the “Note”) to the Standby Purchasers who are affiliates of our largest stockholder, Coliseum. Christopher Shackelton, who serves on Providence’s board of directors, is also a Managing Partner of Coliseum.

The net proceeds of this rights offering, along with the Standby Purchasers’ commitment to purchase, at the subscription price, any and all shares of convertible preferred stock not subscribed for by our stockholders pursuant to the exercise of their subscription rights, will be used to pay off the Note.

In authorizing the issuance of the Note and this rights offering, our board of directors evaluated the financing structure of the Matrix Acquisition, and determined this structure was more favorable to the Company than other alternatives. The benefits included a lower cost of capital, lower interest burden and a higher level of financial flexibility moving forward. Our board of directors also considered:

•	current economic and financial market conditions;

•	analysis from our capital markets structuring advisor;

•	the size and timing of the rights offering;

•	the potential dilution to our current stockholders if they choose not to participate in the offering;

•	alternatives available for raising equity capital;

•	historical and current trading prices for our common stock;

•	the fact that the rights offering could potentially increase the public float for our common stock; and

•	the fact that existing stockholders would have the opportunity to participate on a pro rata basis.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on [                    ], 2014, the expiration date of the rights offering, unless extended. We may, in our sole discretion, extend the time for exercising the subscription rights.

We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the rights offering. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Subscription rights

The subscription right of each whole right entitles you to purchase one share of convertible preferred stock at the subscription price of $100.00 per share of convertible preferred stock. You will receive [            ] subscription rights for each share of our common stock you owned at 5:00 p.m., New York City time, on the record date. You are not required to exercise all of your subscription rights. We will deliver to the holders of record who purchase shares of convertible preferred stock in the rights offering a Direct Registration System book-entry statement representing the shares of convertible preferred stock that the holder purchased promptly after the expiration date of the rights offering and after all pro rata allocations and adjustments have been completed.

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer 655,000 shares of convertible preferred stock in the rights offering. In the event that, because of the rounding of fractional subscription rights, the rights offering would have been subscribed in an amount in excess of 655,000 shares of convertible preferred stock, all holders’ subscription rights will be reduced in an equitable manner. Any excess subscription funds will be promptly returned without interest or deduction.

Conditions to the Rights Offering

The rights offering is not conditioned upon stockholder approval of the rights offering. We may cancel or terminate the rights offering, in whole or in part, at any time in our sole discretion. If we cancel or terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. See also “—Cancellation of Rights.”

Method of Subscription—Exercise of Rights

If you are a record holder of shares of our common stock, you may exercise your subscription rights by delivering the following to the subscription agent, at or before 5:00 p.m., New York City time, on [                    ], 2014, the expiration date of the rights offering, unless extended:

•	Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	Your full subscription price payment for each share of convertible preferred stock subscribed for under your subscription rights.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank, or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf before 5:00 p.m., New York City time, on [                    ], 2014, the expiration date of the rights offering, unless extended.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., New York City time, on [                    ], 2014, the expiration date of the rights offering, unless extended.

Method of Payment

Your payment of the subscription price must be made in United States dollars for the full number of shares of convertible preferred stock for which you are subscribing by cashier’s or certified check drawn upon a United States bank payable to the subscription agent. Personal checks will not be accepted.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of any cashier’s or certified check drawn upon a United States bank payable to the subscription agent.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price to the subscription agent by one of the methods described below:

By First Class Mail: Computershare Trust Company, N.A. Corporate Actions Voluntary Offer, P.O. Box 43011 Providence, RI 02940-3011	By Express Mail, Overnight Courier or By Hand: Computershare Trust Company, N.A. Corporate Actions Voluntary Offer, 250 Royall Street, Suite V Canton, MA 02021

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of convertible preferred stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, promptly after the expiration date of the rights offering.

Your Funds Will Be Held by the Subscription Agent until the Shares of Convertible Preferred Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of convertible preferred stock to you upon consummation of the rights offering.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	Your subscription rights certificate provides that the shares of preferred stock are to be delivered to you as record holder of those subscription rights; or

•	You are an eligible institution.

Notice to Brokers and Nominees

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on [                    ], 2014, the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that was provided to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold shares of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. You must pay, or arrange for payment, by means of a certified or cashier’s check drawn upon a United States bank. Personal checks will not be accepted.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the subscription agent and information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of the shares of convertible preferred stock to you could be deemed unlawful under applicable law.

Material United States Federal Income Tax Consequences

A distribution of the rights will be a taxable distribution, however because we believe that such rights have a fair market value of zero or a nominal value, you should not have any tax consequences upon receipt of such rights. To the extent that the IRS successfully asserts that the fair market value of the rights is greater than zero, you could recognize taxable income to such extent. For a detailed discussion, see “Certain United States Federal Income Tax Consequences” beginning on page 35. You should consult your tax advisor as to the particular consequences to you of the rights offering.

Regulatory Limitation

We will not be required to issue the shares of convertible preferred stock to you pursuant to the rights offering if, in our opinion, it would be unlawful to do so or you would be required to obtain prior clearance or approval from any foreign, state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions for Use of The Providence Service Corporation Subscription Rights Certificates, you should contact the information agent at the address and telephone number set forth under “Questions and Answers relating to the Rights Offering” included elsewhere in this prospectus.

Subscription Agent and Information Agent

We have appointed Computershare Trust Company, N.A. to act as subscription agent and Georgeson, Inc. to act as information agent for the rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of convertible preferred stock or for additional copies of this prospectus to the information agent.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the rights. Neither we nor the subscription agent will pay such expenses.

No Revocation

Once you have exercised your subscription rights, you may not revoke your exercise. Subscription rights not exercised before the expiration date of the rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your subscription right may be made through the facilities of the Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your subscription right by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of convertible preferred stock you are subscribing for under your subscription right, if any, and your subscription price payment for each share of convertible preferred stock that you subscribed for pursuant to your subscription right. Please note that if you hold your shares in the name of a broker, dealer, or other nominee who uses the services of DTC, you must exercise your subscription rights before 2:15 p.m., New York City time, on the expiration date.

Subscription Price

The subscription price is $100.00 per share of convertible preferred stock. For more information with respect to how the subscription price was determined, see “—Reasons for the Rights Offering” and “Questions and Answers relating to the Rights Offering” included elsewhere in this prospectus.

Foreign Stockholders

The subscription agent will mail subscription rights certificates to stockholders on the record date, or to subsequent transferees, whose addresses are outside the United States if it is not, in our sole judgment, unlawful to do so. To exercise their subscription rights, holders whose addresses are outside the United States must notify the subscription agent before 11:00 a.m., New York City time, on [                    ], 2014, which is three business days prior to the initial expiration date, and must establish to the satisfaction of the subscription agent that they are permitted to exercise their subscription rights under applicable law. If these procedures are not followed prior to the expiration date, those holders’ rights will expire.

This rights offering is not being made in any state or other jurisdiction in which it would be unlawful to do so, nor are we selling to you, or accepting any offers from you to purchase, shares of convertible preferred stock if you are a resident of any such state or other jurisdiction. If necessary, we may delay commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. In addition, in certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription rights even if we have shares of convertible preferred stock available. We do not anticipate that there will be any changes in the rights offering, and we may, in our sole discretion, decline to make modifications to the terms of the rights offering requested by regulators in states or other jurisdictions, in which case stockholders who live in those states or other jurisdictions will not be eligible to participate in the rights offering.

Non-Transferability of the Rights

Except in the limited circumstances described below, only you may exercise the subscription right. You may not sell, give away or otherwise transfer the subscription right.

Notwithstanding the foregoing, your rights may be transferred by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us before the expiration date of the rights offering in order for the transferee to exercise the rights.

Cancellation of Rights

Our board of directors may cancel the rights offering, in whole or in part, in its sole discretion at any time before the time the rights offering expires for any reason (including a change in the market price of our common stock). If we cancel the rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

No Board Recommendation

An investment in shares of convertible preferred stock, like an investment in shares of our common stock, must be made according to each investor’s evaluation of his own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our board of directors make any recommendation to subscription rights holders regarding whether they should exercise their subscription rights.

Shares of Common Stock Outstanding After the Rights Offering

We had [            ] shares of our common stock outstanding as of [                    ], 2014 and following the issuance of the convertible preferred stock upon completion of this rights offering and under the Standby Purchase Agreement, we will have 655,000 shares of convertible preferred stock outstanding, which will be convertible into 1,642,427 shares of our common stock, outstanding immediately after the rights offering. Assuming the full conversion of the convertible preferred stock, [            ] shares of our common stock will be issued and outstanding immediately following the rights offering, excluding any shares that may be issued pursuant to the exercise of stock options.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. Federal income tax consequences of the rights offering to Holders (defined below) of our common stock. This discussion assumes that the Holders of our common stock and convertible preferred stock hold such common stock and convertible preferred stock as capital assets for U.S. Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended, (the “Code”), Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following summary does not purport to be a complete analysis of all of the potential U.S. Federal income tax considerations, applies only to Holders that are U.S. persons (“Holders”), and does not address all aspects of U.S. Federal income taxation that may be relevant to Holders in light of their particular circumstances or to Holders who may be subject to special tax treatment under the Code, including, without limitation, Holders who are dealers in securities or foreign currency, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, Holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

For purposes of this discussion, a “Holder” is a beneficial owner of a right, convertible preferred stock or converted common stock that is:

•	an individual citizen or resident of the U.S.;

•	a corporation (or any other entity treated as a corporation for U.S. Federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Except as modified for estate tax purposes, the term “non-U.S. holder” means a beneficial owner of a right, convertible preferred stock or converted common stock that is an individual, a corporation, an estate or a trust that is not a Holder. This discussion does not apply to non-U.S. holders.

This summary is not intended to constitute a complete analysis of all tax consequences relating to the receipt, exercise, disposition and expiration of the subscription rights and the ownership and disposition of our common shares. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular Holder. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. Federal income tax consequences of the rights offering or the related convertible preferred stock issuance. The following summary does not address the tax consequences of the rights offering or the related convertible preferred stock issuance under foreign, state, or local tax laws. Accordingly, each Holder of our common stock should consult its tax advisor with respect to the particular tax consequences of the rights offering and the related convertible preferred stock issuance to such Holder.

Receipt, Exercise and Expiration of the Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Rights

The rights offering is part of a “disproportionate distribution” within the meaning of section 305 of the Code; thus, the distribution of the rights would be taxable to the Holder as a dividend to the extent that the fair market value of the rights the Holder receives is allocable to our current and accumulated earnings and profits for the taxable year in which the rights are distributed. We have taken the position that the fair market value of the rights for U.S. Federal income tax purposes is zero or a nominal value, and based on such value, the Holder should not have any tax consequences upon receipt of the rights.

To the extent that the IRS successfully asserts that the fair market value of the rights is greater than zero, the Holder would recognize taxable income to such extent, which would be treated as a taxable dividend to the extent we have current or accumulated earnings and profits. Dividends received by corporate Holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Subject to the discussion of the additional Medicare tax below, dividends received by non-corporate Holders of our common stock in taxable years beginning on or after January 1, 2013, are taxed at the Holder’s capital gain tax rate (a maximum rate of 20%), provided that the Holder meets applicable holding period and other requirements. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of our common stock. Regardless of whether the distribution of the rights is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock, the Holder’s tax basis in the rights the Holder receives will be their fair market value.

Holders who are individuals are subject to an additional 3.8% Medicare tax (the “additional Medicare tax”) on their “net investment income” to the extent that their net investment income, when added to their other modified adjusted gross income, exceeds $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). Certain trusts and estates that are Holders are also subject to the additional Medicare tax. “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes dividends and capital gains. The additional Medicare tax is determined in a different manner than the regular income tax. Holders are urged to consult their own tax advisor regarding the implications of the additional Medicare tax.

If the Holder allows the rights received in the rights offering to expire, the Holder should recognize a short-term capital loss equal to the Holder’s tax basis in the expired rights. The Holder’s ability to use any capital loss is subject to certain limitations.

The Holder will not recognize any gain or loss upon the exercise of the rights, and the tax basis of the shares of our convertible preferred stock acquired through exercise of the rights will equal the sum of the subscription price for the shares and the Holder’s tax basis in the rights. The holding period for the shares of our convertible preferred stock acquired through exercise of the rights will begin on the date the rights are exercised.

Conversion of Convertible Preferred Stock into Common Stock

A Holder generally will not recognize gain or loss upon the conversion of its convertible preferred stock to common stock, except in respect of any cash paid to the Holder in lieu of fractional shares. A Holder that receives cash in lieu of a fractional share will recognize capital gain or loss, equal to the difference between the amount of cash received and the Holder’s tax basis in the stock exchanged allocable to the fractional share. A Holder’s aggregate tax basis in the common stock received upon conversion generally will be equal to the Holder’s aggregate tax basis in the convertible preferred stock converted (less the portion of the Holder’s basis allocable to any fractional share, as to which the holder receives cash). A Holder’s holding period in the common stock received will include the holding period of the convertible preferred stock exchanged.

Sale of Shares of Our Stock and Receipt of Distributions on Shares of Our Stock

Each Holder will recognize capital gain or loss upon the sale of our convertible preferred stock acquired through the exercise of the rights in an amount equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition and the Holder’s tax basis in our convertible preferred stock. The capital gain or loss will be long-term if the Holder’s holding period in the shares is more than one year. Long-term capital gains recognized by individuals are taxable at a maximum rate of 20%, although such gains may also be subject to the additional Medicare tax described above. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If the Holder has held the shares of our convertible preferred stock for one year or less, the Holder’s capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. The Holder’s ability to use any capital loss is subject to certain limitations.

Distributions, if any, on shares of our convertible preferred stock acquired through the exercise of the rights will be taxable to the Holder as a dividend to the extent that the cash and fair market value of property is allocable to our current and accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate Holders of our convertible preferred stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by non-corporate Holders of our convertible preferred stock in taxable years beginning on or after January 1, 2013, are taxed at the Holder’s capital gain tax rate (a maximum rate of 20%), provided that the Holder meets applicable holding period and other requirements, plus, in some cases, the additional Medicare tax discussed above. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of the Holder’s tax basis in our convertible preferred stock will be treated as gain from the sale or exchange of such convertible preferred stock. The Holder’s tax basis in any property the Holder receives as a distribution on shares of our convertible preferred stock will be the property’s fair market value (regardless of whether the distribution is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our convertible preferred stock).

Information Reporting and Backup Withholding

Holders may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our convertible preferred stock acquired through the exercise of the rights. Backup withholding may apply under certain circumstances if the Holder (1) fails to furnish the Holder’s social security or other taxpayer identification number (“TIN”), (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly, or (4) fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that the Holder is not subject to backup withholding and that the Holder is a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle the Holder to a refund with respect to) the Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders are urged to consult their own tax advisor as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. You are strongly encouraged, however, to read our amended and restated certificate of incorporation, our amended and restated bylaws, the certificate of designations for the convertible preferred stock and other documents and agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and available from us, at no cost, upon request.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting and Dividends. Subject to the rights specifically granted to holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to one vote per share and to vote together as a class on all matters submitted to a vote of our stockholders, and are entitled to any dividends that may be declared by our board of directors. Our common stockholders do not have cumulative voting rights.

Conversion. The shares of Common Stock are not convertible into any other series or class of securities.

Liquidation. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding.

Rights and Preferences. Our common stockholders have no preemptive rights to purchase shares of our stock. The issued and outstanding shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued upon conversion of the convertible preferred stock will be, upon payment therefor, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock outstanding at any time.

Series A Convertible Preferred Stock

The shares of Series A convertible preferred stock to be issued in the rights offering will have the following rights:

Dividends. We may pay a noncumulative cash dividend on each share of the convertible preferred stock when, as and if declared by our board of directors and permitted by the DGCL, out of funds legally available for the payment of distributions, at a rate of five and one-half percent (5.5%) per annum on the liquidation preference then in effect. Following the issue date of the convertible preferred stock, on or before the third (3rd) business day immediately preceding each fiscal quarter of the Company, we will determine our intention whether or not to pay a cash dividend with respect to that ensuing quarter and will give notice of our intention to each holder of convertible preferred stock as soon as practicable thereafter.

In the event we do not declare and pay a cash dividend, the liquidation preference of the convertible preferred stock will be increased to an amount equal to the liquidation preference in effect at the start of the applicable dividend period, plus an amount equal to such then applicable liquidation preference multiplied by eight and one-half percent (8.5%) per annum, computed on the basis of a 365-day year and the actual number of days elapsed from the start of the applicable dividend period to the applicable date of determination.

In the event that we shall, at any time, pay a dividend or make a distribution, whether in cash, in kind or other property on the outstanding shares of common stock (other than any dividend in the form of stock, warrants, options or other rights where the dividended stock or the stock issuable upon exercise of such warrants, options or other rights is common stock or ranks equal or junior to the common stock), we shall, at the same time, pay to each holder of convertible preferred stock a dividend equal to the dividend that would have been payable to such holder if all (i.e., without regard to any restrictions on conversion at such time (including the Conversion Cap (as defined below))) of the shares of convertible preferred stock beneficially owned by such holder had been converted into common stock immediately prior to the applicable record date for determining the stockholders eligible to receive such dividend or distribution.

Cash dividends shall be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (unless any such day is not a business day, in which event such dividends shall be payable on the next succeeding business day, without accrual to the actual payment date), commencing on the first calendar day of the first January, April, July or October following the date of original issuance of the convertible preferred stock. If declared, cash dividends will begin to accrue on the first day of the applicable dividend period.

If applicable, the PIK dividend will accrue and be cumulative on the same schedule as set forth in the last sentence of the preceding paragraph with respect to cash dividends and will also be compounding at the applicable annual rate on each applicable subsequent dividend date. PIK dividends are paid upon the occurrence of a Liquidation Event (as defined below) and upon conversion or redemption of the convertible preferred stock in accordance with the terms thereof.

Liquidation, Dissolution or Winding-up; Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), after satisfaction of all liabilities and obligations to creditors of the Company and distribution of any assets of the Company to the holders of any stock or debt that is senior to the convertible preferred stock, and before any distribution or payment shall be made to holders of any junior stock, each holder of convertible preferred stock will be entitled to receive, out of the assets of the Company or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of convertible preferred stock equal to the liquidation preference. The liquidation preference is equal to $100.00, which preference may be adjusted from time to time as described above under the section entitled “—Dividends.” However, if, at any applicable date of determination of the liquidation preference, (i) any cash dividend has been declared but is unpaid or (ii) the Company has given notice (or failed to give such notice) of its intention to pay a cash dividend but such cash dividend has not yet been declared by the Company’s board of directors, then such cash dividends shall be deemed, for purposes of calculating the applicable liquidation preference, to be PIK dividends.

The occurrence of a change of control that would result if the Company either (1) merges or consolidates with or into any other person, another person merges with or into the Company, or the Company sells, leases, licenses, transfers, or otherwise disposes of all or substantially all of the assets of the Company to another person or (2) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the common stock is exchanged for or converted into cash, securities or other property will be deemed a Liquidation Event under the certificate of designations (a “Deemed Liquidation Event”), unless such treatment is waived in writing by holders of a majority in voting power of the outstanding shares of the convertible preferred stock, taken together and voting as a separate class (but not as separate series).

Voting. Holders of shares of convertible preferred stock will be entitled to vote with the holders of shares of common stock (and any other class or series that may similarly be entitled to vote with the holders of common stock) and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the holders of common stock, on an as-converted basis.

In the event of any such vote or action by written consent, each holder of shares of convertible preferred stock will be entitled to that number of votes equal to the whole number of shares of common stock into which such holder’s aggregate number of shares of convertible preferred stock are convertible as of the close of business on the record date fixed for such vote or such written consent. However, prior to the receipt of the approval by the holders of common stock as may be required under the listing standards of The Nasdaq Stock Market, including Nasdaq Stock Market Rule 5635(b) (the “Stockholder Approval”), in connection with the transactions contemplated by the Standby Purchase Agreement and the issuance of the convertible preferred stock, the convertible preferred stock beneficially owned by the Standby Purchasers or any of their respective affiliates may only be voted to the extent that the aggregate voting power of all of the Company’s voting stock that is beneficially owned by the Standby Purchasers and their respective affiliates does not exceed 19.99% of the aggregate voting power of all of the Company’s voting stock outstanding on the applicable record date for determining stockholders who may vote with respect to any proposal (the “Voting Cap”). The Voting Cap will no longer apply to the convertible preferred stock beneficially owned by the Standby Purchasers or any of their respective affiliates upon the occurrence of certain events, including, for example, receipt of Stockholder Approval.

In addition to any other vote or consent required in the certificate of designations or by applicable law, unless waived in writing by holders of a majority in voting power of the outstanding shares of the convertible preferred stock and shares of Series A-1 convertible preferred stock, taken together and acting as a separate class (but not as separate series), the vote or written consent of the holders of a majority in voting power of the outstanding shares of the convertible preferred stock and shares of Series A-1 convertible preferred stock, taken together and voting as a separate class (but not as separate series), shall be necessary for effecting or validating the following actions (whether taken by amendment, merger, consolidation or otherwise): (i) any change, amendment, alteration or repeal (including as a result of a merger, consolidation, or other similar or extraordinary transaction) of any provisions of the certificate of incorporation or bylaws of the Company that amends or modifies, in a manner adverse to, in any material respect, the rights, preferences, privileges or voting powers of either the convertible preferred stock or the Series A-1 convertible preferred stock, except as permitted by the certificate of designations; (ii) any authorization, designation, recapitalization, whether by reclassification, by merger or otherwise, or issuance of any new class or series of stock or any other securities convertible into equity securities of the Company having rights, preferences or privileges senior to or on a parity with the convertible preferred stock; (iii) subject to certain limited exceptions, any increase or decrease in the authorized number of shares of convertible preferred stock or the Series A-1 convertible preferred stock; (iv) any redemption, repurchase or other acquisition, or payment of dividends or other distributions, by the Company with respect to any securities of the Company that constitute junior stock, except as permitted by the certificate of designations; (v) the entry by the Company into any contract, agreement, arrangement, or understanding that would prohibit or otherwise restrict the Company from performing its obligations to the holders of convertible preferred stock under the certificate of designations, the certificate of incorporation or otherwise; (vii) the entry by any Company subsidiary into any contract, agreement, arrangement, or understanding that would prohibit or otherwise restrict the payment of dividends or the making of distributions to the Company; or (vii) the issuance by the Company of equity or securities convertible into equity of the Company at a price that is more than 25% below fair market value of such equity or securities at the time of issuance thereof.

In addition, if at any time the Standby Purchasers and their respective affiliates (including Coliseum) are the holders of record of more than 50% of the issued and outstanding shares of convertible preferred stock and the Series A-1 convertible preferred stock, taken together, the vote or written consent of a majority in voting power of the outstanding shares of the convertible preferred stock and the Series A-1 convertible preferred stock, taken together and voting as a separate class (but not as separate series), will be necessary for effecting or validating (i) any voluntary initiation of any liquidation, dissolution or winding up of the Company and (ii) any Deemed Liquidation Event.

Optional Conversion by Holders. Prior to the stockholder meeting to seek the Stockholder Approval, none of the outstanding shares of convertible preferred stock will be convertible into shares of our common stock. After such stockholder meeting any shares of convertible preferred stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of common stock. The number of shares of common stock to which a holder of convertible preferred stock shall be entitled upon conversion shall be equal to the product obtained by multiplying the conversion rate then in effect, by the number of shares of convertible preferred stock being converted, plus cash in lieu of fractional shares.

If the Stockholder Approval is not obtained, then the convertible preferred stock beneficially owned by the Standby Purchasers and their respective affiliates may not be converted to the extent that after giving effect to such conversion, such Standby Purchasers and their respective affiliates would beneficially own, in the aggregate, in excess of 19.99% of the shares of common stock outstanding immediately after giving effect to such conversion (the “Conversion Cap”). The Conversion Cap will no longer apply to the convertible preferred stock beneficially owned by the Standby Purchasers or any of their respective affiliates upon the occurrence of certain events, including, for example, receipt of the Stockholder Approval.

Optional Conversion by the Company. If, at any time following the third anniversary date of the issue date, the volume weighted average price of our common stock equals or exceeds two times the conversion price of the convertible preferred stock for a period of 30 consecutive trading days, we may, at our option, require that any or all of the then outstanding shares of convertible preferred stock be converted automatically into a number shares of common stock equal to the product obtained by multiplying the conversion rate then in effect, by the number of shares of convertible preferred stock being converted, plus cash in lieu of any fractional shares. Notwithstanding the foregoing, the Company may not elect to exercise the foregoing option at any time during the period commencing on the date that the Company has made a public announcement that it has entered into a definitive agreement with respect to a transaction constituting a Deemed Liquidation Event and ending on the date that is the first to occur of (i) the consummation of such transaction and (ii) the date that the Company has made a public announcement that any such definitive agreement has been terminated.

Optional Special Dividend and Conversion on Certain Change of Control. At the written election (including written notice to the Company) by holders of a majority in voting power of the outstanding shares of convertible preferred stock and Series A-1 convertible preferred stock, taken together as a separate class (but not as separate series), upon the occurrence of a change of control that would, subject to certain exceptions, result in any person (other than the Standby Purchasers or any of their respective affiliates or a person acting as a group with the Standby Purchasers or any of their respective affiliates) beneficially owning, directly or indirectly shares of the Company’s capital stock entitling such person to exercise 50% or more of the total voting power of all classes of voting stock of the Company (but solely in connection with a transaction that is a third party tender offer that is publicly disclosed and approved (or recommended to the stockholders of the Company)): (i) the Board shall, subject to applicable law, declare and the Corporation shall pay a special cash dividend (as such may be adjusted as described below, the “special dividend”) on each share of convertible preferred stock and Series A-1 convertible preferred stock, out of any funds that are legally available therefor (the “legally available funds”), in the amount of the liquidation preference per share then in effect with respect to the convertible preferred stock and the liquidation preference then in effect with respect to the Series A-1 convertible preferred stock, in each case pursuant to their respective certificates of designations governing such preferred stock; provided, however, that to the extent the legally available funds are not sufficient to pay the special dividend in full (the amount of such shortfall being referred to as a “funds shortfall”), the aggregate special dividend in respect of all shares of convertible preferred stock and any special dividend applicable to parity stock shall be reduced to an aggregate amount equal to the legally available funds and the special dividend (as so reduced) and any applicable special dividend with respect to parity stock shall be paid to the holders of convertible preferred stock and the holders of the parity stock in proportion to the full amounts to which the holders of the convertible preferred stock and the holders of the parity stock would otherwise be entitled pursuant to the certificate of designations for the convertible preferred stock and the certificate of designations (or other governing instrument) of the parity stock, respectively; and (ii) as of the payment date of the special dividend, all outstanding shares of convertible preferred stock automatically will be converted (without further action) into a number of shares of common stock equal to the product obtained by multiplying the conversion rate then in effect, by the number of shares of convertible preferred stock being converted, plus cash in lieu of fractional shares; provided; however, that for purposes of determining the conversion rate as applicable to such conversion, the aggregate liquidation preference on each share of convertible preferred stock and the liquidation preference on each share of any applicable parity stock as provided in the certificate of designations (or other governing instrument) of such parity stock shall be increased by the funds shortfall applicable to each such share.

Conversion Rate and Conversion Price. The conversion rate in effect at any applicable time for conversion of each share of convertible preferred stock into common stock will be the quotient obtained by dividing the liquidation preference then in effect by the conversion price then in effect. The conversion price for the convertible preferred stock will initially be $39.88 and is subject to adjustment from time to time upon the occurrence of certain events, including in the event of a stock split, a reverse stock split, or a dividend of common stock to our common stock holders, in each case as more fully described in the certificate of designations for the convertible preferred stock.

No Fractional Shares. If, upon conversion of the convertible preferred stock, a holder would be entitled to receive a fractional interest in a share of our common stock, we will, upon conversion, pay in lieu of such fractional interest, cash in an amount equal to such fraction of a share multiplied by the Closing Price (as defined in the next sentence) of a share of common stock on the last trading day before the date on which shares of common stock are issued in connection with such conversion. The “Closing Price” means, on any particular date, (a) the last reported trade price per share of common stock on such date on Nasdaq (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (b) if there is no such price on such date, the closing bid price on Nasdaq on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (c) if the common stock is not then listed or quoted for Nasdaq and if prices for the common stock are then reported in the “pink sheets” published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock so reported, or (d) if the shares of common stock are not publicly traded, the fair market value of a share of common stock as determined by our board of directors in good faith.

Rank. The convertible preferred stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to our common stock and each other class or series of shares that we may issue in the future the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the convertible preferred stock, with respect to dividend rights and/or rights upon liquidation, winding up or dissolution.

The convertible preferred stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank equally with the Series A-1 convertible preferred stock and each other class or series of shares that we may issue in the future the terms of which expressly provide that such class or series shall rank equally with the convertible preferred stock with respect to dividend rights and rights upon liquidation, winding up or dissolution.

The convertible preferred stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank junior to each class or series of shares that we may issue in the future the terms of which expressly provide that such class or series shall rank senior to the convertible preferred stock with respect to dividend rights and rights upon liquidation, winding up or dissolution. The convertible preferred stock will also rank junior to our existing and future indebtedness.

Redemption at the Option of the Holder Upon Change of Control. Upon the occurrence of a change of control (other than a change of control that would constitute a Deemed Liquidation Event (unless waived in writing by holders of a majority in voting power of the outstanding shares of the convertible preferred stock and shares of Series A-1 convertible preferred stock, taken together and voting as a separate class (but not as separate series) or the type of change of control described above under the section entitled “—Optional Special Dividend and Conversion on Certain Change of Control”) and subject to applicable law, each holder of shares of convertible preferred stock that remain outstanding thereafter, if any, shall have the right to require us to redeem, in full, out of funds legally available therefor, by irrevocable written notice to us, all of such holder’s shares of convertible preferred stock at a redemption price per share equal to the liquidation preference then in effect per share of convertible preferred stock.

Redemption at the Option of the Company. From and after the tenth anniversary of the original issuance of the convertible preferred stock, we may redeem the outstanding convertible preferred stock, in whole or in part, at a price per share equal to the liquidation preference then in effect per share of convertible preferred stock.

Reorganizations, Mergers and Consolidations. If at any time or from time to time after the issue date, there is a reorganization of the Company (other than in instances where the certificate of designations allows for any adjustment to the liquidation preference or the conversion price) or a merger or consolidation of the Company with or into another corporation (except a Deemed Liquidation Event that is not waived as provided in the certificate of designation), then, as a part of such reorganization, merger or consolidation, provision will be made so that the holders of such convertible preferred stock will then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, merger or consolidation by holders of the number of shares of common stock into which such shares of convertible preferred stock could have been converted immediately prior to such reorganization, merger or consolidation, all subject to further adjustment as provided in the certificate of designation or with respect to such other securities or property by the terms thereof. The Company may not effect any such reorganization, merger or consolidation unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger has assumed by written instrument the obligations of the Company under the certificate of designations governing the convertible preferred stock.

Series A-1 Convertible Preferred Stock

If we do not obtain the Stockholder Approval by [                    ], 2015, the shares of convertible preferred stock beneficially owned by and the Standby Purchasers and their respective affiliates that were acquired by them initially and directly (i) in the rights offering pursuant to the exercise of the relevant subscription rights, if any, (ii) pursuant to their respective obligations under the Standby Purchase Agreement to purchase unsubscribed shares, and (iii) if exercised, pursuant to the option to purchase an additional 150,000 shares of convertible preferred stock at a price per share equal to 105% of the subscription price, will be exchanged automatically for shares of newly created Series A-1 convertible preferred stock, which will be identical to the convertible preferred stock we are offering in the rights offering, except that the Series A-1 of convertible preferred stock will pay cash dividends at a rate of ten and one-half percent (10.5%) per annum and PIK dividends at a rate of thirteen and one-half percent (13.5%) per annum. The foregoing exchange of convertible preferred stock for Series A-1 convertible preferred stock will be completed pursuant to an exchange agreement to be entered into between the Standby Purchasers and the Company upon the closing of the rights offering.

In addition, upon the occurrence of (i) a transfer of any shares of Series A-1 convertible preferred stock, other than a permitted transfer to affiliates of the holders of Series A-1 convertible preferred stock or (ii) certain other events described in the certificate of designations for the Series A-1 convertible preferred stock, including certain change of control events, then, in the case of clause (i) all such transferred shares of Series A-1 convertible preferred stock, and in the case of clause (ii) all outstanding shares of Series A-1 convertible preferred stock, automatically will be converted into a number of shares of Series A-1 convertible preferred stock equal to the quotient obtained by dividing (A) the aggregate liquidation preference then in effect with respect to the applicable aggregate number of shares of Series A-1 convertible preferred stock to be converted, by (B) the liquidation preference then in effect under the certificate of designations for the Series A-1 convertible preferred stock with respect to a share of Series A-1 convertible preferred stock, plus cash in lieu of fractional shares.

PLAN OF DISTRIBUTION

On or about [                    ], 2014, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock on the record date. If you wish to exercise your rights and purchase shares of convertible preferred stock, you should complete the rights certificate and return it with payment for the shares of convertible preferred stock, to the subscription agent, Computershare Trust Company, N.A., at the following address:

By First Class Mail: Computershare Trust Company, N.A. Corporate Actions Voluntary Offer, P.O. Box 43011 Providence, RI 02940-3011	By Express Mail, Overnight Courier or By Hand: Computershare Trust Company, N.A. Corporate Actions Voluntary Offer, 250 Royall Street, Suite V Canton, MA 02021

If any subscription rights remain unexercised after the expiration of the rights offering, the Standby Purchasers have agreed to purchase, at the subscription price, in a private transaction separate from the rights offering, any and all shares of convertible preferred stock not subscribed for by our stockholders pursuant to the exercise of their subscription rights. Christopher Shackelton, who serves on our board of directors, is also a Managing Partner at Coliseum. In exchange for their commitment to purchase any and all unsubscribed shares of convertible preferred stock following the expiration of the rights offering, on October 23, 2014 we paid the Standby Purchasers an aggregate fee of $2,947,500. In addition, the Standby Purchasers have the additional right, exercisable within 30 days following the completion of the rights offering, to purchase an additional 150,000 shares of convertible preferred stock at a price per share equal to 105% of the subscription price. Coliseum and certain of the Standby Purchasers are current stockholders, and Coliseum has informed us that it and its applicable affiliates will exercise their subscription rights, but has made no formal binding commitment to do so. In light of the Standby Purchasers’ commitment we anticipate we will receive $65,500,000 in proceeds from the offering (before expenses) and assuming the Standby Purchasers exercise their right to purchase additional shares of convertible preferred stock, we anticipate that we will receive a total of $81,250,000 in proceeds (before expenses) from the offering and the option exercise.

We have agreed to indemnify the Standby Purchasers against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Standby Purchasers may be required to make for these liabilities. We have not entered into any agreements regarding stabilization activities with respect to our securities.

If you have any questions, you should contact the information agent, Georgeson, Inc., at (877) 255-0134. We have agreed to pay the subscription agent and information agent a fee plus certain expenses, which we estimate will total approximately $30,500. We estimate that our total expenses in connection with the rights offering will be approximately $643,112.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of convertible preferred stock or the common stock issuable upon conversion of the convertible preferred stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, we are required to file periodic reports and other information with the Securities and Exchange Commission. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

You may copy and inspect any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.provcorp.com under “Investor Information” as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this prospectus, and should not be relied upon in connection with making any investment decision with respect to our shares of convertible preferred stock or our shares of common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the Securities and Exchange Commission or documents that we will file with the Securities and Exchange Commission in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the Securities and Exchange Commission will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) until we close this offering, including all filings made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of that registration statement. We hereby incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 14, 2014, the amendment to our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on April 28, 2014;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the SEC on May 9, 2014, August 8, 2014 and November 7, 2014, respectively,

•	Our proxy statement, dated June 16, 2014, for our 2014 Annual Meeting of Stockholders, filed with the SEC on June 16, 2014;

•	Our Current Reports on Form 8-K, filed with the SEC on January 7, 2014, March 12, 2014, March 13, 2014 (as amended on May 28, 2014), March 20, 2014, March 27, 2014, March 28, 2014, April 1, 2014, April 25, 2014, June 3, 2014 (as amended on August 15, 2014), July 10, 2014, July 29, 2014, September 18, 2014, September 19, 2014 and October 24, 2014; and

•	The description of our common stock, par value $0.001 per share, from our Form 8-A, File No. 000-50364, filed with the SEC on August 13, 2003.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

The Providence Service Corporation

64 East Broadway Blvd.

Tucson, Arizona 85701

(520) 747-6600

Attn: Director, Investor Relations

LEGAL MATTERS

The validity of the shares of convertible preferred stock will be passed upon for us by Paul Hastings LLP, Atlanta, Georgia.

EXPERTS

Independent Registered Public Accounting Firm

The consolidated financial statements of The Providence Service Corporation and its subsidiaries as of December 31, 2013, and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Independent Auditors

The consolidated financial statements of Ingeus Pty Limited (formerly Ingeus Limited) and its subsidiaries as of December 31, 2013, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2013, included in the Form 8-K/A of The Providence Service Corporation dated August 15, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The liability of KPMG, in relation to the performance of their professional services provided to Ingeus Pty Limited (formerly Ingeus Limited) including, without limitation, KPMG’s audits of Ingeus Pty Limited’s (formerly Ingeus Limited) consolidated financial statements described above, is limited under the Institute of Chartered Accountants in Australia (NSW) Scheme approved by the New South Wales Professional Standards Council or such other applicable scheme approved pursuant to the Professional Standards Act of 1994 (NSW), including the Treasury Legislation Amendment (Professional Standards) Act.

The consolidated financial statements of Ingeus UK Ltd. and its subsidiaries as of December 31, 2013, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2013, included in the Form 8-K/A of The Providence Service Corporation dated August 15, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

THE PROVIDENCE SERVICE CORPORATION

Rights to Purchase up to

655,000 Shares of 5.5%/8.5% Series A Convertible Preferred Stock

at

$100.00 per Share

dated,                     .

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities registered hereby will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$7,612
Subscription Agent and Information Agent Fees and Expenses	$30,500	*
Printing and Mailing Costs	$50,000	*
Accounting Fees and Expenses	$30,000	*
Legal Fees and Expenses	$500,000	*
Miscellaneous Expenses	$25,000	*

Total	$643,112	*

*	Estimated.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or

•	for any transaction from which the director derived an improper personal benefit.

Our second amended and restated certificate of incorporation provides that we shall, to the fullest extent permitted by Delaware General Corporation Law, indemnify all persons whom we may indemnify under Delaware law and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Our second amended and restated certificate of incorporation further provides that:

•	we are required to indemnify our directors and officers, subject to very limited exceptions;

•	we may indemnify other persons, subject to very limited exceptions and the unanimous consent of our board of directors; and

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions.

We maintain an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

The indemnification provisions in our second amended and restated certificate of incorporation and amended and restated bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Item 16. Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on the third of December, 2014.

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Robert E. Wilson
Robert E. Wilson Chief Financial Officer

Know all men by these presents, that the undersigned directors and officers of the registrant, which is filing a registration statement on Form S-3 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Warren S. Rustand and Robert E. Wilson, and each of them, the individual’s true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on the dates indicated.

Signature	Title	Date

/s/ Warren S. Rustand Warren S. Rustand	Director and Chief Executive Officer (Principal Executive Officer)	December 3, 2014

/s/ Robert E. Wilson Robert E. Wilson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 3, 2014

/s/ Richard A. Kerley Richard A. Kerley	Director	December 3, 2014

/s/ Kristi L. Meints Kristi L. Meints	Director	December 3, 2014

/s/ Christopher Shackelton Christopher Shackelton	Director	December 3, 2014

INDEX TO EXHIBITS

Exhibit	Description

4.1*	Form of Subscription Rights Certificate.

4.2†	Certificate of Designations for Series A Convertible Preferred Stock.

4.3*	Form of certificate representing Series A Convertible Preferred Stock.

4.4†	Certificate of Designations for Series A-1 Convertible Preferred Stock.

4.5*	Form of certificate representing Series A-1 Convertible Preferred Stock.

5.1*	Opinion of Paul Hastings LLP regarding the validity of the securities being registered.

10.1	Standby Purchase Agreement, dated October 23, 2014, by and among The Providence Service Corporation and the Standby Purchasers named therein.(1)

10.2*	Form of Exchange Agreement by and among The Providence Service Corporation and the Standby Purchasers named therein.

23.1*	Consent of KPMG LLP.

23.2*	Consent of KPMG.

23.3*	Consent of KPMG LLP, United Kingdom.

23.4*	Consent of Paul Hastings LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included in signature page).

99.1*	Form of Instruction for Use of The Providence Service Corporation Subscription Rights Certificates.

99.2*	Form of Letter to Stockholders who are Record Holders.

99.3*	Form of Letter to Nominee Holders Whose Clients are Beneficial Holders.

99.4*	Form of Letter to Clients of Nominee Holders.

99.5*	Form of Nominee Holder Certification.

99.6*	Form of Beneficial Owner Election.

*	Filed herewith
†	To be filed by amendment
(1)	Incorporated by reference from an exhibit to the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on October 24, 2014.